[Farm Bureau letterhead]

May 16, 2008

Farm Bureau Life Insurance Company

5400 University Avenue

West Des Moines, Iowa 50266

Gentlemen:

This opinion is furnished in connection with the registration by Farm Bureau Life Insurance Company of a nonparticipating flexible premium variable life insurance policy (“Policy”) under the Securities Act of 1933, as amended. The prospectus included in Pre-Effective Amendment No. 1 to the Registration Statement on Form N-6 (File No. 333-148203) describes the Policy. I have provided actuarial advice concerning the preparation of the policy form described in the Registration Statement, and I am familiar with the Registration Statement and exhibits thereto.

It is my professional opinion that the fees and charges deducted under the Policy, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the insurance company.

I hereby consent to the use of this opinion as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement and to the reference to my name under the heading “Experts” in the Prospectus.

Sincerely,

/s/ Christopher G. Daniels
Christopher G. Daniels, FSA, MAAA
Life Product Development and Pricing Vice President Farm Bureau Life Insurance Company